Exhibit 99.1

WellPoint Completes Acquisition of Amerigroup

INDIANAPOLIS— December 24, 2012 — WellPoint, Inc. (NYSE: WLP) announced today the completion of its acquisition of Amerigroup Corporation, one of the nation’s leading managed care companies that is focused on meeting the health care needs of financially vulnerable Americans.

“The acquisition advances our ability to more effectively and efficiently serve the growing Medicaid population, including the expanding dual eligible, seniors and persons with disabilities, and long-term services and support markets,” said John Cannon, WellPoint’s Interim President and CEO. “By leveraging our combined clinical capabilities, resources and expertise, WellPoint’s competitive position in the Dual Eligible and Medicaid markets will be enhanced and will help create more value for state governments and their program beneficiaries.”

With Amerigroup, WellPoint’s affiliated Medicaid health plans now serve approximately 4.5 million beneficiaries of state sponsored health care programs in 20 states, bringing the company’s total medical enrollment to approximately 36 million members in all affiliated plans. WellPoint also now has a presence in several states with significant dual eligible managed care opportunities.

Amerigroup will operate as a wholly owned subsidiary within WellPoint and will remain dedicated to effectively managing state sponsored programs and further expanding this business. Amerigroup’s management team will lead the combined Medicaid businesses.

About WellPoint, Inc.

At WellPoint, we believe there is an important connection between our members’ health and well-being—and the value we bring our customers and shareholders. So each day we work to improve the health of our members and their communities. And, we can make a real difference since we have approximately 36 million people in our affiliated health plans, and approximately 66 million people served through our subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers throughout the country as UniCare and in certain markets through our Amerigroup and CareMore subsidiaries. Our 1-800 CONTACTS, Inc. subsidiary offers customers online sales of contact lenses, eyeglasses and other ocular products. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint Contacts:

Investor Relations	Media
Doug Simpson, 212- 476-1473	Jill Becher, 414-234-1573